Exhibit 26

                 INTERNATIONAL MOTOR CARS GROUP II, L.L.C.



J.P. Morgan Partners (BHCA), L.P.
c/o J.P. Morgan, L.L.C.
1221 Avenue of the Americas
New York, New York 10020
Attn:  Donald J. Hofmann, Jr.

Penske Capital Partners, L.L.C.
c/o Penske Corporation
13400 Outer Drive West
Detroit, Michigan 48239
Attn: General Counsel

Dear Sirs:

          This letter reflects the agreement by and among International Motor Cars Group II, L.L.C. ("IMCG") and J.P. Morgan Partners (BHCA), L.P. ("JPMP"), and Penske Capital Partners, L.L.C. (the "Managing Member"),being all of the members (each, in such capacity, a "Member") of IMCG, regarding certain rights of IMCG and the Members with respect to the shares of Series A Convertible Preferred Stock, par value $.0001 per share (including shares into which such stock is convertible, "Series A Preferred Stock"), of United Auto Group, Inc. ("UAG"), Series B Convertible Preferred Stock, par value $.0001 per share (including shares into which such stock is convertible, ("Series B Preferred Stock", and together with the Series A Preferred Stock, "Preferred Stock") and shares of Non-Voting Common Stock, par value $.0001 per share (including shares into which such stock is convertible "Common Stock"), of UAG held by IMCG.

1. Subject to Paragraph 2 below, any Member (a "Selling Member") may, in connection with its execution of a cash sale (a "Sale Transaction") of shares of Preferred Stock and/or Common Stock, request (a "Request") that IMCG distribute to such Member shares of Preferred Stock and/or Common Stock allocated to such Member pursuant to the Amended and Restated Limited Liability Company Agreement of IMCG, dated as of February 22, 2002 (the "LLC Agreement"), for the purpose of settling such Sale Transaction as follows:

     Each Request by a Selling Member shall be delivered in writing (by e-mail, facsimile or otherwise, subject to telephonic confirmation of receipt) on a New York Stock Exchange trading day by the Selling Member to James A. Hislop, of IMCG (Fax: 201-325-8650; Phone: 201-325-3094), with copies to Robert H. Kurnick, Esq. (Fax: 313-592-7124; e-mail: robert.kurnick@penskecorp.com; Phone: 313-592-7550) and Valerie Ford Jacob, Esq. (Fax: 212-859-8589; e-mail: valerie.jacob@ffhsj.com; Phone:
212-859-8158) as promptly as practicable after the execution by the Member of the applicable Sale Transaction. IMCG may designate any other person to receive Requests and any other the fax number, e-mail address and/or phone number for the delivery of Requests by written notice to the Members. Each Request shall set forth:

     (a) whether such Sale Transaction is for shares of Series A Preferred Stock, Series B Preferred Stock and/or Common Stock (each a "Type of Stock") and the extent to which such stock will be converted in connection with such transaction;

     (b) the number of shares of each Type of Stock subject to such Sale Transaction;

     (c) the average price per share of each Type of Stock at which the Sale Transaction was executed and the average pre-tax, net proceeds per share to be received for each Type of Stock subject to the Sale
Transaction;

     (d) whether the Sale Transaction is a brokerage transaction (naming the executing brokerage firm), an underwritten sale (naming the underwriters), or a negotiated transaction (naming the other parties thereto and the material terms thereof, including any conditions thereto);

     (e) the number of shares of each Type of Stock allocated to the Selling Member pursuant to the LLC Agreement that the Selling Member requests be distributed to it in connection with such Sale Transaction;

     (f) the settlement date for the Sale Transaction (the "Settlement Date"), which may be no earlier than three New York Stock Exchange trading days after the delivery of the Request; provided, that if Rule 15c 6-1 under the Securities Exchange Act of 1934 shall be amended to provide for asettlement cycle of less than three trading days, then the Settlement Date may be no earlier than the number of days specified in such amended rule after the delivery of the Request; and

     (g) the address (which shall be located in New York City) to which certificates representing the number of shares of each Type of Stock requested by the Member shall be delivered to such Member.

     In connection with each Request by a Selling Member, such Selling Member shall be deemed to represent and warrant to IMCG and the Managing Member that (1) the Sale Transaction subject to such Request constitutes a valid, bona fide sale for cash by the Selling Member to one or more third-parties unrelated to the Selling Member and such Sale Transaction is binding on the Selling Member and, to the knowledge of the Selling Member, such unrelated third-parties (subject to delivery of the Type of Stock and payment of the consideration therefor); (2) the information set forth in the Request is true and correct, and (3) without the prior written consent of the Managing Member, the Sale Transaction will not be consummated on terms other than the terms set forth in the Request (without the waiver of any conditions). Each Request shall be executed on behalf of the Selling Member by an authorized representative of the Selling Member.

     Subject to paragraph 2 below, in the event that the Managing Member shall receive a Request with respect to a Sale Transaction complying with the requirements hereof, the Managing Member shall cause IMCG to deliver, prior to 4:00 p.m. (New York City time) on the Settlement Date with respect to such Sale Transaction, certificates representing the number of shares of each Type of Stock requested by the Member (with executed stock powers) to the Selling Member c/o the entity at the address set forth in the Request. In connection with any Sale Transaction, the Managing Member and the Selling Member shall implement such additional delivery procedures as may be reasonably requested by any party in order to facilitate the Sale Transaction.

     In the event that the Selling Member determines that it will be unable to consummate a Sale Transaction on the terms (including the Settlement Date therefor and without the waiver of any conditions) set forth in the Request delivered in connection therewith, the Selling Member shall promptly notify the Managing Member thereof (in the manner set forth above) and, unless otherwise agreed to in writing by the Managing Member, shall deliver, or cause to be delivered, to IMCG (at the address of the Managing Member set forth above) the certificates (with the accompanying executed stock powers) delivered by IMCG in connection with such Sale Transaction.

2. Until the first anniversary hereof, JPMP shall not be entitled to a distribution of, and the Managing Member and IMCG shall be under no obligation to distribute to JPMP, shares of common stock of UAG issued by UAG pursuant to (or upon conversion of stock issued pursuant to) the exercise of the warrants ("Warrant Common Stock") exercised as of February 1, 2002, unless immediately after giving effect to any such contemplated distribution (including any reallocation of shares to the Managing Member in accordance with the LLC Agreement in connection with such distribution) no shares other than shares of Warrant Common Stock would be allocated to the accounts of JPMP (or any affiliate of JPMP) pursuant to the LLC Agreement or, the Amended and Restated Limited Liability Company Agreement of International Motor Cars Group I, L.L.C., dated as of February 22, 2002. The right of each Member to receive distributions of shares of UAG pursuant hereto shall be subject to Section 5.4(d) of the LLC Agreement.

3. Notwithstanding anything contained herein to the contrary, the Managing Member shall have the right at any time to cause IMCG to distribute to a Member (including the Managing Member) all or any portion of the shares of Preferred Stock and/or Common Stock (or any proceeds of such shares) allocated to such Member (including the Managing Member) pursuant to the LLC Agreement, it being understood that any such distribution shall in no way restrict, limit or impair the rights of the Members pursuant to the Registration Rights Agreement dated as of February 1, 2002, among IMCG, International Motor Cars Group II, L.L.C., the Members and UAG.

4. Neither IMCG nor JPMP shall be permitted to cause the conversion of any shares of Preferred Stock allocated to such JPMP pursuant to the LLC Agreement (except IMCG may convert shares of Preferred Stock to be distributed to a Selling Member pursuant to a Request by such Selling Member in connection with a Sale Transaction). Notwithstanding the foregoing, each of the Managing Member or JPMP shall have the right to cause IMCG to convert the shares of Preferred Stock allocated to such Member pursuant to the LLC Agreement upon receipt by IMCG of a notice of redemption by UAG with respect to such shares of Preferred Stock.

5. IMCG shall not, and the Managing Member shall not permit IMCG to, dispose of any shares of UAG allocated to a Member pursuant to the LLC Agreement (other than pursuant to a distribution permitted hereunder or in connection with the reallocation of shares to the Managing Member in accordance with the LLC Agreement) without the prior written agreement of the Member.

6. This letter agreement shall be governed by the laws of the State of New York (without regard to the conflict of laws provisions thereof).

Dated:  February 22, 2002

                                 * * * * *

                                       INTERNATIONAL MOTOR CARS
                                       GROUPS I, L.L.C.

                                       By:  Penske Capital Partners, L.L.C.,
                                            as Managing Member



                                       By:   /s/ James A. Hislop
                                            --------------------------------
                                            Name:  James A. Hislop
                                            Title: President and Chief
                                                   Executive Officer

AGREED AND ACKNOWLEDGED BY THE MEMBERS:

J.P. MORGAN PARTNERS (BHCA), L.P.

By: JPMP Master Fund Manage, L.P.,
    its General Partner

By: JPMP Capital Corp.,
    its General Partner



By:  /s/ Donald J. Hofmann, Jr.
    -------------------------------
    Name:  Donald J. Hofmann, Jr.
    Title: Managing Partner



PENSKE CAPITAL PARTNERS, L.L.C.



By:  /s/ James A. Hislop
    -------------------------------
    Name:  James A. Hislop
    Title: President and Chief
           Executive Officer